UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 30, 2012

COMMERCIAL BARGE LINE COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	333-124454-12	03-0552365
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1701 E. Market Street, Jeffersonville, Indiana		47130
(Address of principal executive offices)		(Zip Code)

(812) 288-0100

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e).	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Approval of 2012 Annual Incentive Plan

On March 30, 2012, the Board of Directors of American Commercial Lines Inc. (“ACL Board”) approved the 2012 Annual Incentive Plan for Salaried Employees (the “Incentive Plan”). Certain full-time salaried employees of Commercial Barge Line Company (the “Company”) and its affiliates, including the named executive officers of the Company, are eligible to participate in the Incentive Plan. Cash awards paid under the Incentive Plan are designed to provide eligible participants with incentive compensation based upon the achievement of pre-established performance measures. Under the Incentive Plan, awards are determined based on specific weighting of certain financial and business objectives of the Company. The financial objectives are based on adjusted earnings before interest, taxes, depreciation, amortization and equipment rents adjusted to eliminate the impact of certain non-cash and non-recurring items that are included in net income and are not considered indicative of our ongoing operating performance. The business objectives include safety incidence rate and safety severity rate. Each performance measure has corresponding performance thresholds. Actual performance between the thresholds results in a pro-rated payout.

The Incentive Plan will be administered by the ACL Board or a Compensation Committee designated by the ACL Board. The ACL Board and the Compensation Committee retain the discretion to amend, modify, suspend or terminate the Incentive Plan, including the right to suspend or eliminate some or all incentive awards. The measurement period for the Incentive Plan is January 1 to December 31, 2012. The foregoing description of the Incentive Plan is qualified in its entirety by reference to the Incentive Plan, which is attached as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

Exhibit 10.1	2012 Annual Incentive Plan for Salaried Employees

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL BARGE LINE COMPANY

Date: April 3, 2012	By:	/s/ Dawn R. Landry
Dawn R. Landry
Senior Vice President, General Counsel